                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.______)

     Filed by Registrant  [X]
     Filed by a Party other than the Registrant [  ]

     Check the appropriate box:

     [X]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12


                       Wahlco Environmental Systems, Inc.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

        -----------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


     Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) an
          0-11.

          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------
          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------


          5)   Total fee paid:

               -----------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:



          ----------------------------------------------------------------------

          2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

          3) Filing Party:

          ----------------------------------------------------------------------

          4) Date Filed:

          ----------------------------------------------------------------------

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 30, 1996


Dear Stockholders:

The Annual Meeting of Stockholders of Wahlco Environmental Systems, Inc. will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts on Monday, December 30, 1996, at 12:00 noon, local time, for the following purposes:

     1. To elect six directors to serve for a one-year term and until their successors are elected and qualified.

     2.   To consider the approval of the 1996 Stock Option Plan.

     3. To authorize the Company to issue securities of the Company that are convertible into a number of shares of common stock of the Company that is in excess of 20% of the number of shares of common stock outstanding on the date hereof.

     4. To authorize the Company to issue or reserve for issuance a number of shares of common stock that is in excess of 20% of the number of shares of common stock outstanding prior to such issuance.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


The Board of Directors fixed the close of business on November 29, 1996 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. Each stockholder is cordially invited to attend and vote in person.



          YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
            PROXY IN THE ENVELOPE PROVIDED.  THE EXECUTION OF A PROXY
                 WILL NOT AFFECT A RECORD HOLDER'S RIGHT TO VOTE
                      IN PERSON IF PRESENT AT THE MEETING.


                                   By Order of the Board of Directors,

                                   Roger M. Barzun, SECRETARY

Santa Ana, California
December 2, 1996

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704



                                 PROXY STATEMENT


GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Wahlco Environmental Systems, Inc., a Delaware corporation (the "COMPANY"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1996 Annual Meeting of Stockholders that will be held on December 30, 1996 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts at 12:00 noon local time, and at any adjournments or postponements thereof.

Proxies in the form enclosed will be voted at the meeting if they are properly executed, dated and returned to the Company prior to the meeting and are not revoked prior to the voting. A stockholder of record who grants a proxy has the power to revoke it at any time before it is exercised (i) by delivering to the Secretary of the Company an instrument revoking the proxy; (ii) by delivering to the Company a duly executed proxy bearing a later date, or (iii) by attending the Annual Meeting and voting in person.

The Company's Annual Report for the year ended December 31, 1995 together with the Company's quarterly reports on Form 10-Q for the first three quarters of 1996 are being mailed on or about December 2, 1996 with this Notice of Annual Meeting, Proxy and Proxy Statement to stockholders of record on November 29, 1996 (the "RECORD DATE").


MATTERS TO BE CONSIDERED

The Annual Meeting has been called for the following purposes:

     1. To elect six directors to serve for a one-year term and until their successors are elected and qualified.

     2.   To consider the approval of the 1996 Stock Option Plan.

     3. To authorize the Company to issue securities of the Company that are convertible into a number of shares of common stock of the Company that is in excess of 20% of the number of shares of common stock outstanding on the date hereof.

     4. To authorize the Company to issue or reserve for issuance a number of shares of common stock that is in excess of 20% of the number of shares of common stock outstanding prior to such issuance.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted in accordance with the instructions contained in it; if no instructions are given, the shares will be voted FOR the Board's nominees, and FOR items 2, 3 and 4 listed above. As to any other matter that may properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment, although the Company does not currently know of any such matters.


OUTSTANDING SHARES AND VOTING RIGHTS AND PROCEDURES

Stockholders on the Record Date are eligible to receive notice of, and to vote at, the Annual Meeting in person or by proxy. The Company has one class of common stock, par value $.01 per share (the "COMMON STOCK"), and on December 1, 1996, 17,649,000 shares were issued and outstanding. Each share entitles the holder to one vote. The holders of a majority of the outstanding common stock, present in person or represented by proxy, will constitute a quorum for the Annual Meeting. Abstentions are counted for purposes of determining whether the quorum requirement is satisfied, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Common stock represented by a "broker non-votes" will also be treated as present for purposes of determining a quorum, but will not be treated as a negative vote. A broker non-vote relates to shares of Common Stock held in the name of a nominee as to which (i) the nominee has not received instructions from the beneficial owner or person entitled to vote and the nominee does not have discretionary voting power under applicable rules or the instrument under which it serves as a nominee; or
(ii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that the nominee does not have authority to vote such shares on a given matter.

Because directors are elected by the affirmative vote of the holders of a plurality of the common shares present and entitled to vote, in person or by proxy, abstentions and broker non-votes will not affect their election. Item 2 requires the approval of the holders of a majority of those entitled to vote in person or by proxy at the meeting. Consequently, abstentions will have the effect of a no vote, but broker non-votes will have no effect on the voting. Items 3 and 4 require the approval of the holders of a majority of the shares of Common Stock voted on the matter in person or by proxy provided a quorum is present. Consequently, abstentions and broker non-votes will have no effect on the voting.

                  ____________________________________________



                       PROPOSAL 1 - ELECTION OF DIRECTORS

The following section contains certain information about the nominees for director and the Board of Directors generally.

Directors are elected to serve for a one-year term and until their successors are elected and qualified. Pursuant to the Company's Bylaws, the number of directors is established by the Board from time to time, provided that the authorized number of directors may not be less than five nor more than nine. The Board has set the number of directors at six.

                                                        DIRECTOR
          NAME                              AGE           SINCE

          C. Stephen Beal                   48            1995
          Robert M. Davies                  45            1995
          Maarten D. Hemsley                46            1995
          Paul H. Hunn                      62            1995
          Mark L. Plaumann                  41            1996
          David R. A. Steadman              59            1995

All nominees have stated that they are willing to serve as directors, but if any of them should be unable to serve, or for good cause will not serve, the proxy holders will vote for the election of another person or persons that they, in the exercise of their discretionary authority, may choose. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.


ADDITIONAL INFORMATION CONCERNING THE COMPANY'S DIRECTORS


C. STEPHEN BEAL. Mr. Beal has been President and Chief Executive Officer of the Company since October 1996 and President of the Company's Engineered Products Group since 1991. Prior to joining the Company pursuant to its acquisition of Pentney Engineering, Ltd. in 1991, Mr. Beal had served as Managing Director and joint owner of the Pentney Group since 1974.

ROBERT M. DAVIES. Mr. Davies has been a Vice President of Wexford Capital Corporation, which acts as the investment manager to several private investment funds since 1994. Since November 1, 1995, Mr. Davies has also served as Executive Vice President of Wexford Management LLC, a private investment management company. From September 1993 to May 1994 he was a Managing Director of Steinhardt Enterprises, Inc., an investment banking company, and from 1987 to August 1993, he was Executive Vice President of The Hallwood Group Incorporated, a merchant banking firm. Mr. Davies is a director of Oakhurst Company, Inc., a holding company in the automotive after-market products business, and its majority owned, publicly traded subsidiary, Steel City Products, Inc.

MAARTEN D. HEMSLEY. Mr. Hemsley has been President of Bryanston Management, Ltd., a financial consulting and advisory firm, since January 1993. Since its founding in April 1991 until December 1995, Mr. Hemsley served in various executive capacities and as a director of Oakhurst Company, Inc., a holding company in the automotive after-market products business, most recently as Chairman and Chief Executive Officer. From January 1989 until December 1995, Mr. Hemsley served in various executive capacities and as a director of Steel City Products, Inc., a majority owned, publicly traded subsidiary of Oakhurst, most recently as Chief Financial Officer. From 1990 until March 1994, Mr. Hemsley was Chief Financial Officer and from January 1992 until March 1994 also President and a director of Integra --- A Hotel and Restaurant Company, which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 1992. Mr. Hemsley was hired by Integra as Chief Financial Officer because of his expertise in bankruptcy matters.

PAUL H. HUNN. Mr. Hunn was Chief Executive Officer of Reliance Bank in White Plains, New York from 1995 to 1996 and has been Chairman since 1995. He retired as Managing Director of Manufacturers Hanover Trust in May 1991 after thirty-two years.

MARK L. PLAUMANN. Mr. Plaumann has been a Senior Vice President of Wexford Management LLC since January 1996 and from June 1996 to October 1996 he served as interim President of the Company. Mr. Plaumann joined the predecessor entities of Wexford Management LLC, in February 1995. Prior to joining Wexford Management, Mr. Plaumann was a Managing Director of Alvarez & Marsal, Inc., a crisis management consulting firm, from 1990 to 1995, and from 1985 to 1990 he was with American Healthcare Management, Inc., an owner and operator of hospitals, where he served in a variety of capacities, most recently as its President. Prior to that he was with Ernst & Young LLP in its auditing and consulting divisions for eleven years.

DAVID R. A. STEADMAN. Mr. Steadman has been President of Atlantic Management Associates, Inc., a management services firm, since 1988. From 1990 to 1994, Mr. Steadman served as President and Chief Executive Officer of Integral A Hotel and Restaurant Company and from 1987 to 1988 as Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of automated semiconductor capital equipment. From 1980 to 1987 Mr. Steadman was a Vice President of Raytheon Company, a defense electronics manufacturer, and served in various management positions, most recently as President of its venture capital division. Mr. Steadman is Chairman of the Board of Directors of Technology Service Group, Inc., a publicly traded manufacturer of high technology pay telephone components. He is also a director of Aavid Thermal Technologies, Inc., which manufactures thermal management products and produces computational fluid dynamics software; Kurzweil Applied Intelligence, Inc., a voice recognition software company; and Vitronics Corporation, a manufacturer of reflow soldering ovens.

Messrs. Davies, Hemsley, Hunn and Steadman were designated by WES Acquisition Corp. ("WESAC"), which holds approximately 81% of the Common Stock, to be appointed to the Board to replace the directors who resigned pursuant to an understanding relating to WESAC's purchase of stock and debt of the Company from Pacific Diversified Capital Company. Mr. Plaumann was appointed a director in connection with his election as President of the Company in June 1996, upon the request of WESAC. Mr. Beal was appointed pursuant to the terms of a letter agreement dated May 5, 1995 between Mr. Beal and WESAC. See "CHANGE IN CONTROL" and "TRANSACTIONS AMONG RELATED PARTIES," below. There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the year ended December 31, 1995, the Board of Directors held 16 meetings and each incumbent director attended at least 75% of the meetings held while he was a director.

The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Plans Committee.

THE EXECUTIVE COMMITTEE is currently composed of Messrs. Steadman, Beal and Plaumann and may exercise all the powers of the Board of Directors when the Board is not meeting, subject to certain limitations imposed by the Certificate of Incorporation, the Bylaws and Delaware law. The Executive Committee held no meetings in 1995.

THE AUDIT COMMITTEE is currently composed of Messrs. Hemsley and Hunn and makes recommendations to the Board of Directors on the engagement and discharge of the Company's independent auditors; reviews the performance of the Company's independent auditors; reviews the independent auditors' fees; and reviews the adequacy of the Company's system of internal accounting controls. During 1995 the Audit Committee held one meeting and all then incumbent members attended such meeting with the exception of Mr. Hunn who was unable to attend.

THE COMPENSATION COMMITTEE is currently composed of Messrs. Steadman, Hemsley and Hunn and makes recommendations with respect to the compensation of officers and employees of the Company and periodically reviews the compensation structure of the Company. During 1995 the Compensation Committee held three meetings and all then incumbent members attended all such meetings.

THE STOCK PLANS COMMITTEE is composed of Messrs. Davies and Hunn. Upon its establishment in April 1996, this committee assumed from the Compensation Committee the administration of the Company's Second Amended and Restated Stock Incentive Plan and will administer the new 1996 Stock Option Plan that is the subject of Proposal 2, if approved by stockholders.


COMPENSATION OF DIRECTORS

Directors who are employees of the Company do not receive additional compensation for service as a member of the Board or of any of its committees. During 1995, non-employee directors each received a retainer of $12,000 per
year, and a fee of $500 for each Board and committee meeting attended.   No fees
were paid for telephone conference call meetings.

In addition, each non-employee director was automatically granted on the date of his election to the Board a ten-year stock option to purchase 8,000 shares of Common Stock under the Second Amended and Restated Stock Incentive Plan (the "INCENTIVE STOCK PLAN") at a per-share purchase price equal to the fair market value of a share of Common Stock on the grant date. The option was exercisable as to one-half of the shares from and after the grant date and as to an additional one-quarter of the shares on each of the next two anniversaries of the grant date. Mr. Davies waived the grant of this option by reason of his affiliation at the time with WESAC and its affiliates.

In October 1996, directors reduced their fees to $2,000 per quarter and $500 for each day spent in attendance at Board and/or Committee meetings and in November 1996, agreed to the cancellation of the 8,000-share stock options, and by way of partial compensation, were granted options under the 1996 Stock Option Plan,
which is the subject of Proposal 2.  See "New Plan Benefits Table," below.   All
directors, whether or not employees, are reimbursed for expenses incurred by them in attending Board and committee meetings.
                  ____________________________________________

                                   PROPOSAL 2


                     ADOPTION OF THE 1996 STOCK OPTION PLAN

The 1996 Employee Stock Option Plan (the "PLAN") was adopted by the Board of Directors on November 15, 1996 contemporaneously with the termination of the Second Amended and Restated Incentive Stock Plan (the "INCENTIVE STOCK PLAN"). The Incentive Stock Plan was terminated (a) because it was to expire by its terms in April 1997; (b) because of recent major changes in the securities laws and rules affecting stock plans; and (c) because the Incentive Stock Plan does not permit the discretionary grant of options to non-employee directors.

PURPOSE. The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interest in the Company. The Plan provides for the issuance of 500,000 shares on Common Stock pursuant to stock options grants, subject to adjustment in the case of certain reorganizations, reclassifications and the like of the Common Stock. The Plan provides for the grant of incentive stock options ("ISOS") to employees and the grant of non-statutory stock options ("NSOS") to employees, officers, directors and consultants of the Company and its subsidiaries. Any employee of the Company or of any subsidiary who is considered in the judgement of the committee that administers the Plan a key contributor to the overall success of the consolidated enterprise is an eligible participant in the Plan. The maximum number of shares with respect to which options may be granted under the Plan to any one employee in any one year is 300,000 shares. Grants will be made based on the recommendation of senior management and in the case of executive officers, based on the recommendations of the Compensation Committee.

GENERAL. The Plan is administered by a committee of the Board of Directors made up of non-employee directors (the "Committee"). Subject to the provisions of the Plan itself, the Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares;
(ii) the term of the option (which may not exceed ten years or five years in the case of an ISO granted to a 10% stockholder of the Company); (iii) the exercise or purchase price (which in the case of an ISO cannot be less than the fair market value of the Common Stock on the date of grant or 110% if the employee is an owner of 10% or more of the total combined voting power of all classes of stock of the Company); (iv) the type and duration of any transfer or other restrictions; and (v) the time and form of payment for stock upon exercise of options. Options are not transferable by the option holder except by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or to immediate family members. The Committee also determines the period, if any, during which the option may continue beyond termination of employment, except that upon a grantee's termination of employment for cause, all of his or her options terminate immediately. Generally, no incentive stock option may be exercised as such more than three months following termination of employment. However, in the event that termination is due to death or disability, an incentive stock option is exercisable as such for a maximum of one year after such termination. The Plan will remain in effect until terminated by the Board of Directors and may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. On November 1, 1996 the closing market price of the Common Stock was $0.50.

FEDERAL INCOME TAX INFORMATION. Set forth below is a general summary of the federal income tax consequences to the Company and to recipients who receive options under the Plan. The following summary is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

TAX TREATMENT OF NON-STATUTORY STOCK OPTIONS. Under Section 83 of the Code, optionees realize no taxable income when a non-statutory stock option is granted. Instead, the difference between the fair market value of the stock and the option price paid is taxed as ordinary compensation income. The difference is measured and taxed as of the date of exercise if the stock is not subject at that time to a "substantial risk of forfeiture," as defined in Section 83.

The Company receives no tax deduction on the grant of an NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option, in the same amount as the income recognized by the optionee.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS. Under Section 422 of the Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option ("ISO"). Provided that the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he or she had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted. The balance of the gain realized will be taxed as capital gain, long-term or short-term depending on the holding period since the date of exercise.

The Company receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of ISO stock in the same amount and at the same time as the optionee's recognition of income.

INTEREST OF CERTAIN PERSONS. Because the directors and executive officers of the Company are eligible to receive stock option grants under the Plan, they (and their respective associates) may be deemed to have an interest in the approval of the Plan.


                NEW PLAN BENEFITS TABLE - 1996 STOCK OPTION PLAN

The following table sets forth in tabular format option grants covering 60,000 shares made to the date of this Proxy Statement under the Plan, all of which were made to non-employee directors . No grants were made to executive officers named in the "Summary Compensation Table," below, or to other employees of the Company. Like the Plan itself, these grants are subject to stockholder approval. All of the option grants were made on November 15, 1996 at the fair market value of a shares of Common Stock on that date as provided in the Plan ($0.406 per share). These options are exercisable in three installments of one-third of the shares each, on the grant date and the first two anniversaries of the grant date.


          NAME                        SHARES SUBJECT TO OPTION

          Robert M. Davies                     15,000

          Maarten D. Hemsley                   15,000

          Paul H. Hunn                         15,000

          Mark L. Plaumann                     15,000


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                           __________________________

                                   PROPOSAL 3


TO AUTHORIZE THE COMPANY TO ISSUE SECURITIES OF THE COMPANY THAT ARE CONVERTIBLE INTO A NUMBER OF SHARES OF COMMON STOCK THAT IS IN EXCESS OF 20% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING

THE RESTRUCTURING. The Board of Directors intends to employ two strategies to improve the Company's financial condition. The first is to convert $5 million of the Company's outstanding debt (with the consent of the lender) into shares of preferred stock that will be convertible into shares of Common Stock. The second is described in Proposal 4, below.

ISSUANCE OF PREFERRED STOCK. Article IV authorizes the Board of Directors to issue shares of preferred stock from time to time in one or more series; to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, redemption price and liquidation preference; and to fix the number of shares constituting any such series.

SERIES A PREFERRED STOCK.   The Company's majority stockholder and primary
lender has agreed to convert $5 million of outstanding debt of the Company into 50,000 shares of Series A Preferred Stock to be issued by the Company in accordance with Article IV of the Company's Restated Certificate of Incorporation (the "SERIES A PREFERRED STOCK"). The Series A Preferred Stock will have a liquidation preference of $100 per share; will pay a 12% quarterly dividend which can be paid in kind (that is, in additional shares of Series A Preferred Stock); and will be convertible into shares of Common Stock at a conversion price of $0.45625 per share of Common Stock, subject to adjustment for stock splits, stock combinations and the like. Each share of Series A Preferred Stock will entitle the holder thereof to one vote on all matters submitted to the stockholders of the Company for approval. Holders of the Common Stock and the Series A Preferred Stock will vote as a single class, except that matters affecting the rights and preferences of holders of the Series A Preferred Stock will require the vote of the holders of a majority of such stock voting as a single class. The holders of the Series A Preferred Stock will not have preemptive rights. If all of the Series A Preferred Stock is converted into Common Stock, approximately 10.96 million shares of Common Stock, exclusive of any in-kind dividends, will be issued and the percentage of the Common Stock of the Company owned by the Company's majority stockholder will increase from approximately 80.8% to approximately 88.2%.

REQUIREMENT FOR STOCKHOLDER APPROVAL. Rule 312.00 of the New York Stock Exchange requires the Company to obtain the approval of stockholders for the issuance of shares of Common Stock or the issuance of securities convertible into shares of Common Stock if the number of shares of Common Stock to be issued or reserved for issuance will exceed 20% of the shares outstanding just prior to issuance. The Company is not seeking stockholder approval of any aspect of the proposed transaction except the reservation for issuance and issuance upon conversion of a number of shares that is in excess of 20% of the issued and outstanding shares immediately prior to the issuance of the Series A Preferred Stock. There will be approximately 17,649,000 shares of Common Stock outstanding on the date of the issuance of the Series A Preferred Stock, the number of shares that is outstanding on the date of this Proxy Statement. The Board of Directors is authorized to issue up to 10 million shares of preferred stock having There are no shares of preferred stock outstanding on the date hereof.

CONSEQUENCES OF NON-APPROVAL. If this proposal is not approved, the Company will be unable to convert the $5 million of debt into equity, will be unable thereby to increase its stockholders' equity by that amount and believes that it will be unable to proceed with the improvement of the Company's financial condition.

BOARD RECOMMENDATION. The conversion of $5 million of the Company's long-term debt into shares of Series A Preferred Stock, would increase the Company's per-share Common Stock book value, on a fully diluted basis assuming that all of the shares of Series A Preferred Stock are converted into Common Stock, and would eliminate the interest expense otherwise payable by the Company on that debt.
In the opinion of the Board of Directors, the effect of the debt conversion on the Company's financial condition is likely to make it easier for the Company to attract additional capital. Accordingly the Board of Directors strongly recommends the approval of the issuance of the Series A Preferred Stock.

Reference should be made to the financial statements of the Company and the notes thereto set forth in the Company's Annual Report for the fiscal year ended December 31, 1995 and the quarterly reports on Form 10-Q for the first three quarters of 1996, which accompany this Proxy Statement.

INTEREST OF CERTAIN PERSONS. Because WESAC is the holder of the $5 million of debt that may be converted into Series A Preferred Stock, it and its associates may be deemed to have an interest in the approval of this Proposal 3.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.



                                   PROPOSAL 4


 TO AUTHORIZE THE COMPANY TO ISSUE OR RESERVE FOR ISSUANCE A NUMBER OF SHARES OF COMMON STOCK THAT IS IN EXCESS OF 20% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING PRIOR TO SUCH ISSUANCE

With the improvement in the Company's financial condition that would arise from the conversion of debt into stockholders' equity described under Proposal 3, above, the Company believes that it may then be in a position to raise working capital through further conversion of debt into equity and/or the sale of securities of the Company in either a public or a private offering. Such securities could be either additional shares of Series A Preferred Stock, described in Proposal 3, above; another security convertible into Common Stock; Common Stock; or a combination of all of the foregoing. If adequate funds are to be raised by any one or more of such transactions, it is anticipated that in any event in excess of 20% of the shares then outstanding would be issued or, in the case of a convertible security, reserved for issuance. The Company anticipates that in connection with any further financing it would make a combination (reverse stock split) of its Common Stock to reduce the number of shares outstanding and thereby attempt to increase the market value per share to a level that will attract the interest of institutional investors.

At this time, the Company does not know the number or kind of securities that would be issued or the price at which they would be sold, matters that would be in the discretion of the Board of Directors. However, the holders of any newly issued Common Stock or other security convertible into Common Stock would not have preemptive rights.

REQUIREMENT FOR STOCKHOLDER APPROVAL. The Company is required to seek shareholder approval of any such issuances for the same reasons as are set forth above in Proposal 3. The Company is not seeking stockholder approval of any aspect of any transaction except the issuance and/or reservation for issuance of a number of shares that is in excess of 20% of the issued and outstanding shares immediately prior thereto. The shares reserved for issuance pursuant to the conversion of the Series A Preferred Stock are not counted as outstanding for computation of the 20% threshold. Accordingly, unless the Series A Preferred Stock is converted into Common Stock, for purposes of the calculation of the 20% threshold, there will be approximately 17,649,000 shares of Common Stock outstanding, the number of shares outstanding on the date of this Proxy Statement.

CONSEQUENCES OF NON-APPROVAL. The Company does not believe that it would be able to raise additional working capital to fund operations from any lender other than the Company's majority stockholder, and there can be no assurance that additional loans from the majority stockholder would be available in the future or if available, that the terms thereof would be acceptable to the Company. Without the sale of additional securities, the Company believes that it is unlikely to be able to raise working capital in the near term. However, there can be no assurance that any funds raised through the issuance of securities of the Company would be sufficient for the Company's needs or that the Company would be successful in accomplishing any of the transactions described in this Proposal 4.

BOARD RECOMMENDATION. Although the sale of additional shares securities may have a dilutive effect on the Company's current stockholders, the Board of Directors believes that it represents the best source of working capital at this time. Accordingly, the Board of Directors strongly recommends the approval of the issuance of the additional shares of Common Stock.

Reference should be made to the financial statements of the Company and the notes thereto set forth in the Company's Annual Report for the fiscal year ended December 31, 1995 and the quarterly reports on Form 10-Q for the first three quarters of 1996, which accompany this Proxy Statement.

THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. NONE OF THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT AS PROPOSED TO BE SOLD OR ISSUED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO US PERSONS ABSENT REGISTRATION UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

                         ______________________________



           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table contains certain information as of November 1, 1996, regarding the beneficial ownership of the Company's Common Stock by: (i) each of the nominees for election to the Board of Directors; (ii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, below; (iii) all of the directors and executive officers as a group; and (iv) each person or entity who, to the knowledge of the Company, is the beneficial owner of five percent or more of the outstanding shares of Common Stock. The numbers and percentages assume for each person or group listed, the exercise of all stock options held by such person or group that are exercisable within 60 days of November 1, 1996, in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, but not the exercise of such stock options owned by any other person. Unless otherwise noted, beneficial ownership includes both sole voting and dispositive powers with respect to the shares shown.




                                         NUMBER OF SHARES      PERCENT OF
NAME (1)                              BENEFICIALLY OWNED (2)      CLASS

WES Acquisition Corp. ("WESAC")            14,260,000               81%
C. Stephen Beal                               397,103 (3)          2.2%
Robert M. Davies                                 -                  -
James J. Ferrigan                               2,000               *
Paul H. Hunn                                    6,000 (4)           *
Henry N. Huta                                 666,838 (5)          3.6%
Maarten D. Hemsley                              6,000 (4)           *
Theodore E. Lavoie                             58,912 (6)          -0-
Barry J. Southam                               62,032 (6)          -0-
David R. A. Steadman                            6,000 (4)           *
All directors and executive officers
as a group (12 persons)                    1,298,865 (7)            82%

__________________

*    Less than 1%.

(1) The address of WESAC is 411 West Putnam Avenue, Greenwich, Connecticut 06830. The address of all of the individuals is the address of the Company's headquarters set forth on the first page of this Proxy Statement.

(2)  Based upon information furnished by the stockholders.

(3) These shares are purchasable within 60 days of November 1, 1996 under an outstanding stock option at an option price of $0.49 per share. Mr. Beal is also a minority stockholder in WESAC. See "CHANGE IN CONTROL," below.

(4) These shares are purchasable within 60 days of November 1, 1996 under an outstanding stock option at an option price of $1.875 per share. Mr. Hemsley is also a minority stockholder in WESAC. See "CHANGE IN CONTROL," below.

(5) Of these shares, 661,838 shares are purchasable within 60 days of November 1, 1996 under an outstanding stock option at an option price of $0.49 per share. The remaining 5,000 shares are held in trust by Mr. Huta and Sharon
     L. Huta, co-trustees under a declaration of trust dated November 20, 1989, who share both voting and investment power with respect to such shares.
     Mr. Huta is also a minority shareholder in WESAC. See "CHANGE IN CONTROL," below. Mr. Huta resigned from the Company in May 1996.

(6) These shares are purchasable within 60 days of November 1, 1996 under an outstanding stock option at an option price of $0.49 per share. Mr. Lavoie resigned from the Company in October 1996.

(7) This number includes 1,291,865 shares that are purchasable within 60 days of November 1, 1996 under outstanding stock options at option prices ranging from $0.49 to $1.875 per share.


CHANGE IN CONTROL

Pursuant to a Stock Purchase Agreement dated as of May 15, 1995, WESAC, an affiliate of Wexford Management LLC ("WEXFORD") purchased all of the shares of the Company's Common Stock (14,260,000 shares) held by Pacific Diversified Capital Company ("PDC"), which represent approximately 81% of the outstanding Common Stock, together with $4.9 million out of approximately $20 million of debt owed by the Company to PDC for a total purchase price of $5 million. PDC contributed the remainder of the debt to the capital of the Company. The annual interest rate on the note evidencing the $4.9 million debt is 13%. The purchase by WESAC was funded through the sale of 94% of its shares to two of Wexford's private investment funds and the balance to Messrs. Huta, Beal and Hemsley.

                  ____________________________________________

                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation for the fiscal years ended December 31, 1995, 1994 and 1993 allocated or paid on or before October 31, 1996 to the Company's Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in 1995 and who were serving at the end of the 1995 fiscal year for services rendered in all capacities to the Company and its subsidiaries.


                                                      ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                        -------------------------------------------------------------------------------------
                                                                              OTHER           SECURITIES            ALL
 NAME AND PRINCIPAL                                                          ANNUAL           UNDERLYING           OTHER
      POSITION                          YEAR   SALARY ($)   BONUS ($)   COMPENSATION($)**  OPTIONS/SAR'S(#)  COMPENSATION ($)
-----------------------------------------------------------------------------------------------------------------------------

HENRY N. HUTA*                          1995    263,288      377,216        170,387 (2)        882,450             3,795 (5)
   President and                        1994    247,122          -0-            -0-                -0-               731
   Chief Executive Officer              1993    232,654          -0-         72,797 (2)         24,000             2,950

JAMES J. FERRIGAN                       1995    162,081          -0-            -0-            175,000             3,703 (6)
   Senior Vice President of North       1994    206,347          -0-            -0-                -0-             2,687
   American Sales and Marketing         1993    173,666          -0-            -0-             18,000             2,249

BARRY J. SOUTHAM                        1995    154,248          -0-         39,813 (3)        200,000             4,995 (7)
   Senior Vice President of             1994    150,136          -0-            -0-                -0-             3,930
   International Sales and              1993    181,715          -0-            -0-             18,000             2,249
   Marketing

C. STEPHEN BEAL *                       1995    186,117          -0-        145,282 (4)        529,470               348 (8)
   President, Engineered                1994    147,220          -0-         46,808 (4)            -0-               731
   Products Group                       1993    142,057          -0-         38,518 (4)         20,000               -0-

THEODORE E. LAVOIE (1)                  1995    111,256       10,000            -0-             50,000             1,908 (9)
   Vice President & Chief
   Financial Officer


___________________

* Mr, Huta resigned as President and Chief Executive Officer in May 1996 and Mr. Beal was elected President and Chief Executive Officer in October 1996.

** Excludes perquisites and other personal benefits if the aggregate amount of such items of compensation was less than the lesser of either $50,000 or 10% of the total annual salary and bonus of the named executive officer.

(1) Mr. Lavoie became an executive officer in November 1995 and resigned from the Company in October 1996.

(2) These numbers include the following: $25,570 in deferred compensation and $25,675 in flexible benefits in 1993 and $147,268 in debt forgiveness in 1995.

(3) These numbers include $12,419 for purchase of an automobile, $11,000 with respect to the transfer to Mr. Southam of a Company country club membership and $13,000 in tax gross-up payments.

(4) These numbers include payments for relocation allowance of $36,318 in 1993; $38,021 in 1994; and $124,569 in 1995.

(5) This amount consists of employer matching contributions under the Company's 401(k) Plan.

(6) This amount consists of premiums paid on excess life insurance ($408) and employer matching contributions under the Company's 401(k) Plan ($3,295).

(7) This amount consists of premiums paid on excess life insurance ($1,800) and employer matching contributions under the Company's 401(k) Plan ($3,195).

(8)  This amount consists of premiums paid on excess life insurance.

(9) This amount consists of premiums paid on excess life insurance ($183) and employer matching contributions under the Company's 401(k) Plan ($1,725).

                  ____________________________________________



                                OPTION/SAR TABLES

OPTION/SAR GRANTS TABLE

The following table sets forth certain information with respect to stock options granted to the executive officers named in the Summary Compensation Table, above, during the fiscal year ended December 31, 1995. All options have a term of ten years from the grant date subject cases to earlier termination in the event the optionee's employment terminates, except as noted. No SARs were granted during 1995.



                                                                                           POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK PRICE
                                              INDIVIDUAL GRANTS                                APPRECIATION FOR OPTION TERM (4)
                        ---------------------------------------------------------------    ----------------------------------------
                                      PERCENT OF
                                        TOTAL
                                       OPTIONS
                                       GRANTED
                                          TO
                        NUMBER OF     EMPLOYEES                   GRANT
                        SECURITIES        IN                      DATE         EXPI-
                        UNDERLYING      FISCAL     EXERCISE      MARKET        RATION
NAME                     OPTIONS         YEAR        PRICE        VALUE         DATE          0%            5%            10%
------------------------------------------------------------------------------------------------------------------------------------

Henry N. Huta           882,450 (1)     43.8%       $0.490       $1.125        05/05/05      $560,355    $1,184,694     $2,142,553

James J. Ferrigan       175,000 (2)      8.6%       $0.992       $1.500        06/29/05       $88,900      $253,984       $507,257

Barry J. Southam        200,000 (2)      9.9%       $0.992       $1.500        06/29/05      $101,600      $290,268       $579,722

C. Stephen Beal         529,470 (1)     26.3%       $0.490       $1.125        05/05/05      $336,213      $710,816     $1,285,532

Theodore E. Lavoie       50,000 (3)      2.4%       $2.500       $2.500        11/10/05         -0-         $78,611       $199,217


______________


(1) This option became exercisable as to one-half of the shares on the grant date and as to an additional one-quarter of the shares on each of the next two anniversaries of the date of grant, and was granted at an option price equal to the Company's book value per share on the date of grant. Prior to its amendment in May 1996 in connection with Mr. Huta's resignation from the Company's employ, the option continued to mature and be exercisable notwithstanding the termination of the optionee's employment unless termination is for cause. In May 1996 the option was amended to cancel the 220,612 shares not vested at the date of Mr. Huta's resignation.

(2) This option becomes exercisable at the rate of one-quarter of the shares on each of the first four anniversaries of the grant date and were granted at an option price equal to the Company's book value per share on the date of grant.

(3) This option became exercisable at the rate of one-quarter of the shares subject to the option on each of the first four anniversaries of the grant date and was granted at an option price equal to the market value per share on the date of grant. In October 1996, in connection with Mr. Lavoie's resignation, the option was amended to accelerate the vesting in full and to advance the expiration date to December 31, 1998.

(4) The "potential realizable value" is calculated based on the term of the option (ten years) at its date of grant. It is calculated by ASSUMING that the stock price on the date of grant appreciates at the indicated annual percentage rates, compounded annually, for the entire term of the option. However, the optionee will not actually be able to realize any benefit from the option unless the market value of the Common Stock is in fact greater than the option price.


AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

The following two tables set forth certain information based on the fair market value per share ($1.375) of the Common Stock at December 29, 1995, the last trading day of the Company's 1995 fiscal year, with respect to stock options and stock appreciation rights ("SARS") held at that date by each of the individuals named in the Summary Compensation Table, above. The "value" of unexercised in-the-money options and SARs is the difference between the market value of the Common Stock subject to the options or SARs at December 29, 1995 and the exercise price, assuming the option or SAR were exercised.


OPTIONS

During 1995, there were no option exercises by any of the executive officers named in the Summary Compensation Table above.


                                          NUMBER OF SECURITIES UNDERLYING
                                               UNEXERCISED OPTIONS AT                          VALUE OF UNEXERCISED IN-THE-MONEY
                                                    FISCAL YEAR END                                OPTIONS AT FISCAL YEAR END
                                       -------------------------------------------------------------------------------------------
NAME                                   EXERCISABLE             UNEXERCISABLE                EXERCISABLE              UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------

Henry N. Huta                              441,226                   441,226                   $390,485                   $390,485

James J. Ferrigan                           -0-                      175,000                     -0-                       $67,025

Barry J. Southam                            -0-                      200,000                     -0-                       $76,600

C. Stephen Beal                            264,736                   264,734                   $234,291                   $234,290

Theodore E. Lavoie                          -0-                       50,000                     -0-                        -0-


                            ________________________

SARS

During 1995, there were no SAR exercises by any of the executive officers named in the Summary Compensation Table, above. SARs previously held by Messrs. Huta and Beal were canceled when they received their 1995 option grants set forth in the Option/SAR Grants Table, above, and all other SARs have since been canceled without consideration.


                                              NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED SARS                  VALUE OF UNEXERCISED IN-THE-MONEY
                                                AT FISCAL YEAR END                              SARS AT FY-END (1)
                                         ------------------------------------------------------------------------------------
NAME                                     EXERCISABLE          UNEXERCISABLE          EXERCISABLE                UNEXERCISABLE

Henry N. Huta                                    -0-                    -0-              -0-                         -0-

James J. Ferrigan                             34,000                 11,500              -0-                         -0-

Barry J. Southam                              34,000                 11,500              -0-                         -0-

Theodore E. Lavoie                             7,000                  5,000              -0-                         -0-

C. Stephen Beal                                  -0-                    -0-              -0-                         -0-


________

(1) These SARs were granted at exercise prices ranging from $4.50 to $13.00 per share.


EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS.

EMPLOYMENT AGREEMENTS. Effective as of May 5, 1995, Messrs. Huta and Beal entered into employment agreements with the Company substantially on the terms agreed to at the time WES Acquisition Corp. ("WESAC") acquired an 81% stock interest in the Company and certain Company debt from Pacific Diversified Capital Company ("PDC"). See "CHANGE IN CONTROL," above, and "TRANSACTIONS AMONG RELATED PARTIES," below. The initial term of the agreements expires on May 5, 1997, but the agreements continue in effect thereafter unless terminated by either party on sixty days' prior notice. The agreements provide that Mr. Huta is to be elected President and Chief Executive Officer of the Company at a salary of $25,000 per month and Mr. Beal is to be elected President of the Company's Engineered Products Group at a salary of $16,700 per month. Each of the executives is entitled to participate in the Company's benefit programs made available to other executives generally and in addition, to receive reimbursement on a tax grossed-up basis for premiums paid to maintain $2 million of life insurance coverage; reimbursement for country club membership, and reimbursement for monthly auto lease payments not to exceed $750 per month when their current company vehicle leases expire. The agreements provide that the Compensation Committee of the Board of Directors will establish an appropriate bonus plan for each executive, but as of the date hereof, no such plan had yet been established. In the event that the employment of either of the officers is terminated without cause, whether during the initial term or thereafter, the Company is obliged to continue to pay him his salary for a period of eighteen months following such termination and, at the Company's expense, to continue to provide the benefits described above for the same period. If termination is for cause, only accrued salary and unused vacation is paid. In May 1996, Mr. Huta resigned from the Company and his employment agreement terminated.

In addition, in connection with the WESAC stock acquisition described under the heading "CHANGE IN CONTROL," above, the Company (i) forgave debt owed by Mr. Huta to the Company in the amount of $147,268 and paid him a special bonus of $377,316; (ii) paid Mr. Beal the final installment of his relocation payments in the amount of $124,596; and (iii) conveyed to each of Messrs. Huta and Beal a Company membership in a local country club.

The Company has an agreement with Mr. Lavoie dated May 16, 1995 that provides for a base annual salary of $115,000; the use at Company expense of a Company-supplied automobile, with an additional payment to offset any tax liability associated with this benefit; a one-time bonus of $10,000 for assistance in the transaction by which WESAC acquired its interest in the Company; and the continued payment of his salary and provision of benefits for a period of nine months after his employment terminates unless termination is for cause or by reason of his resignation. In October 1996 Mr. Lavoie resigned from the Company.

SEVERANCE AGREEMENTS. The Company has an agreement with each of James J. Ferrigan and Barry J. Southam dated June 1, 1995 that provides for the continued payment to each of them of his salary for a period of twelve months after his employment terminates unless termination is for cause or by reason of his resignation.

INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of the executive officers named in the Summary Compensation Table, above, that provide contractual indemnification rights similar in scope to the applicable sections of the Company's Bylaws. Each agreement applies retroactively as well as prospectively to any actions taken by the indemnified officer while serving as an officer and/or director of the Company. The indemnification agreements also provide that the Company will indemnify such persons to the fullest extent permitted by law, notwithstanding that the indemnification is not specifically authorized by the indemnification agreement, the Company's Certificate of Incorporation, the Company's Bylaws or by statute.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The only incumbent directors to serve on the Compensation Committee of the Board during 1995 are Messrs. Steadman, Hemsley and Hunn, who were appointed in June 1995. None of such members is or was an employee of the Company or any of its subsidiaries. In April 1996, the Company retained Atlantic Management Associates, Inc., of which Mr. Steadman is President, to obtain Mr. Steadman's services as a management consultant for a fee of $8,000 per month. In connection with these consulting services, in June 1996, Mr. Steadman was granted an option under the Second Amended and Restated Stock Incentive Plan to purchase 50,000 shares of Common Stock at an option price of $0.49 per share that vests in two equal installments on the first and second anniversary of the grant date. During 1995, no executive officer of the Company served as a director or member of a compensation committee of any entity with which any director of the Company had any relationship as a director or officer.


NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE, AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report has been prepared by the incumbent members of the Compensation Committee of the Board who have served since June 1995 and addresses the Company's compensation policies with respect to the Chief Executive Officer and other executive officers of the Company for the 1995 fiscal year.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

The terms of the Chief Executive Officer's salary, benefits and stock option grant from and after May 5, 1995 were the subject of a negotiated agreement between Mr. Huta and WESAC in connection with its purchase of the 81% of the Company's shares and certain debt of the Company held by Pacific Diversified Capital Company and takes into consideration the $200,000 investment made by Mr. Huta in WESAC and his assistance in consummating the transaction. See "EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS," above.

Mr. Beal's compensation was negotiated on a similar basis and at the same time in connection with his investment of $200,000 in WESAC. See "EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS," above. Prior to May 5, 1995, Messrs. Huta and Beal were compensated in 1995 in the same manner as other executives, which is described below.

COMPENSATION OF OTHER EXECUTIVES

The executive compensation philosophy of the Company with respect to its executive officers is to provide a total compensation package, in which base salary, bonus, incentives and benefits are structured and administered in a manner designed to align compensation with the Company's business strategy and performance, to be reasonable in comparison to competitive practice, and to motivate and reward executives on the basis of Company and individual performance.

The Committee determines the factors and criteria to be used in compensating executive officers and applies these factors and criteria in administering the various plans and programs to ensure that they are (i) consistent with the Company's compensation philosophy, (ii) consistent with the Company's other compensation programs, and (iii) administered according to their intended terms and objectives.

To assist it in meeting the above objectives and to ensure unbiased, objective input, the Committee generally reviews data from economic and comparative compensation surveys available through the Economic Research Institute Executive Compensation Assessor. The selected data includes the compensation paid by companies of similar size. The comparative compensation survey data generally includes all of the companies that comprise the peer group index used in the Performance Graph, below. The Committee believes that by taking into account the compensation of other, comparable companies it can best determine the level of compensation necessary to attract, retain and motivate its executives.


COMPONENTS OF COMPENSATION

The Company's executive compensation is composed of base salary, incentive compensation and stock incentive awards.

BASE SALARIES. The base salaries of executive officers are reviewed periodically and are based primarily on the base salaries paid by comparable related-industry companies to executives in similar positions and is targeted at the median. In addition, the Committee considers a number of subjective criteria, including individual and Company performance, levels of responsibility and prior experience. The Committee does not make individual base salary decisions according to specific criteria and does not ascribe specific weights to the factors it considers.

INCENTIVE COMPENSATION. In 1995, the Company maintained a Target Incentive Opportunity program ("TIO") in which its executives participated. Under the TIO, participant had the opportunity to earn an annual bonus equal to a percentage of salary. There are three elements that determined the individual award: (i) the executive's base salary, (ii) the participation level and
(iii) the Company's financial and operational performance. The participation level is expressed as a percentage and was set by the Committee based on the executive's duties and level of responsibility. The amount of the award is determined by multiplying the executive's base salary by the participation level and then modifying it by the Company's actual performance as compared to the budgeted performance.

The levels of possible awards made under this plan are at the sole discretion of the Board. No amounts were paid to the Chief Executive Officer or any of the other executive officers under the TIO program in 1995 due to the Company's financial performance.

STOCK INCENTIVE AWARDS. Stock incentive awards in the form of stock options are made under the Company's Second Amended and Restated Stock Incentive Plan. During 1995 all awards were made in connection with WESAC's investment in the Company as means of retaining these employees during the Company's financial difficulties by giving them a long term incentive to remain with the Company and to align their interests with those of the stockholders of the Company.


                    THE COMPENSATION COMMITTEE:   David R. A. Steadman, Chairman
                                                  Maarten D. Hemsley
                                                  Paul H. Hunn

                                PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on Common Stock for the last five years with the performances of the Standard & Poor's 500 Index (a broad market index) and New York Stock Exchange stocks in Sanitary Services, SIC 4950-4959, (a peer group index), over the same period. Because there are a limited number of air pollution control companies that may be included in an index, the industry group index includes companies engaged in hazardous waste, water treatment and air pollution control.

The returns are calculated assuming the value of the investment in the Company's stock and each index was $100 on December 31, 1990, and that all dividends were reinvested; however, the Company paid no dividends during the period shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to, and may not be indicative of, future stock performance.


                                    12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
Wahlco Environmental Systems, Inc.    100.00    159.40     85.50     50.70     23.20     15.90
S&P 500 Stocks                        100.00    130.70    140.70    154.40    156.50    215.40
NYSE Stocks (SIC 4950-4959)           100.00    113.90    112.40     77.90     81.70     92.40
(US Companies Sanitary Services)

                       TRANSACTIONS AMONG RELATED PARTIES

As described above under the heading "CHANGE OF CONTROL," during 1995 approximately 81% of the Company's outstanding Common Stock and $4.9 million of Company debt was acquired by WESAC, an affiliate of Wexford Management LLC ("WEXFORD"), from PDC. Mr. Davies is an officer of Wexford and at the time was a director of WESAC. PDC is a wholly owned subsidiary of San Diego Gas & Electric Company, a regulated public utility. In connection with the consummation of this transaction (the "ACQUISITION"), the former directors of the Company, except Mr. Huta, tendered their resignations and Messrs. Beal, Davies, Hemsley, Hunn, and Steadman were appointed directors as nominees of WESAC.

Messrs. Huta, Beal and Hemsley each participated in the transaction (i) through the purchase of shares of WESAC; (ii) through the indirect purchase of a portion of the $4.9 million Company debt; and (iii) through indirect participation in a post-Acquisition loan to the Company of $3 million, which is described below. Messrs. Huta and Beal each participated to the extent of 2.5% of each of the foregoing, and Mr. Hemsley participated to the extent of 0.71%. When the Company repaid $1,000,000 of the post-Acquisition loan late in November 1995, each of Messrs Huta, Beal and Hemsley received back a portion of their investment equal to their percentage participation in the post-Acquisition loan.

In connection with the Acquisition and the investments made by Messrs. Huta and Beal, the Company granted them options to purchase 882,450 shares and 529,470 shares of Common Stock, respectively, under the Company's Second Amended and Restated Stock Incentive Plan, and the Company entered into employment agreements with them, which are described above under the heading "EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS." In addition, the Company (i) forgave debt owed by Mr. Huta to the Company in the amount of $147,268 and paid him a special bonus of $377,316; (ii) paid Mr. Beal the final installment of his relocation payments in the amount of $124,596; and (iii) conveyed to each of them a Company membership in a local country club. During 1995 the highest amount of any loans outstanding to the Company from Mr. Huta was $147,268.

The stock options granted to certain other executive officers on June 29, 1995 were also a commitment arising out of the Acquisition. See "OPTION/SAR GRANTS TABLE," above.

In a series of transaction commencing in June 1995 and culminating in a loan agreement dated as of July 28, 1995, as amended, WESAC and indirectly its co-investors (described above) loaned to the Company $3 million in the aggregate at a 13% annual interest rate, of which $1,000,000 has been repaid. The loans are collateralized by a security interest in substantially all of the Company's assets, but are subordinate to the bank loans made to the Company's wholly-owned subsidiary Wahlco, Inc. The Company paid WESAC a commitment fee of $30,000 and reimbursed to WESAC legal and other expenses in the amount of $247,360. The commitment terminates on May 14, 1998 and in certain circumstances, including a default, at an earlier date. In February 1996, WESAC agreed to capitalize unpaid interest for the fourth quarter of 1995 that was then due and all interest due and to become due in 1996.

In connection with an acquisition made in 1991, the Company through a subsidiary leases a 115,000 square foot office and manufacturing facility in Chesterfield, England. The landlord under this lease is a company that is owned 50% by Mr. Beal, an executive officer and director of the Company, who also owned 50% of the acquired business. Lease payments are approximately $277,500 annually, subject to escalation provisions, and the Company has guaranteed the payment of rent through the August 2001 lease expiration date.

In April 1996, the Company retained Atlantic Management Associates, Inc., of which Mr. Steadman is President, to obtain Mr. Steadman's services as a management consultant for a fee of $8,000 per month. In connection with these consulting services, in June 1996, Mr. Steadman was granted an option under the Second Amended and Restated Stock Incentive Plan to purchase 50,000 shares of Common Stock at an option price of $0.49 per share that vests in two equal installments on the first and second anniversary of the grant date.

In August 1996 WESAC made a further loan to the Company in the amount of $1.6 million maturing at the end of December 1996 at an annual interest rate of 13% that provided for the issuance to WESAC of warrants to purchase shares 3.4 million shares at $0.47 per share the average closing price of the Common Stock just prior to the closing of the loan. In November 1996 WESAC extended the maturity of the $1.6 million loan to May 1998 and made a $2.4 million line of credit available to the Company that expires in May 1998 and bears interest at the annual rate of 13% on the funds drawn down.

                  ____________________________________________



                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, ("SECTION 16(A)") requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and to furnish the Company with copies of those reports.

In 1995 Mr. Lavoie, failed to timely file a report on Form 3 in connection with his appointment as an executive officer of the Company in November 1995, and Mr. Southam failed to timely file a report on Form 4 or Form 5 relating to the grant to him of a stock option in June 1995. Both such reports were eventually filed.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, with respect to the year ended December 31, 1995 all other reports required to be filed pursuant to Section 16(a) by the Company's officers, directors and greater than ten percent beneficial owners were timely filed.


                              INDEPENDENT AUDITORS

In November 1995, the Company appointed the firm of Arthur Andersen LLP its independent public accountants for 1995. The Company anticipates that a representative of Arthur Andersen will be available at the Annual Meeting and that he or she will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

On November 13, 1995, the Company terminated Ernst & Young LLP as its independent public accountants. Ernst & Young LLP had been the Company's independent public accountants since February 1990. The decision to change accountants was recommended by management and approved by the Company's Audit Committee. The Board of Directors, at the same time, authorized management to engage Arthur Andersen as the Company's new independent public accountants, which occurred effective on the termination of Ernst & Young.

There were no disagreements between the Company and the former accountants during the Company's two most recent reporting years and the interim periods preceding the termination on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. The audit report of Ernst & Young for the year ended December 31, 1994 contained an explanatory paragraph regarding a going concern uncertainty as follows:

     "The accompanying consolidated financial statements have been prepared assuming that Wahlco Environmental Systems, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses, has a working capital deficiency and has been dependent on advances from its parent as well as proceeds from the sale of marketable securities and fixed assets to fund its cash flow requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
     Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets, including goodwill and intangibles, or the amounts and classification of liabilities that may result from the possible inability of Wahlco Environmental Systems, Inc. to continue as a going concern."

        DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Any proposal intended to be presented by a stockholder at the 1997 Annual Meeting of Stockholders, including nominations for director, must be received by the Secretary of the Company at the Company's principal office not later than April 1, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. Pursuant to the Company's Bylaws, any stockholder wishing to nominate a director or bring other business to the next annual meeting must give written notice to the Secretary of the Company not less than thirty nor more than sixty days prior to the annual meeting; provided, however, that if less than forty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be received by the Company not later than the tenth day following the date of such notice or disclosure of the date of the annual meeting. The required content of this notice is set forth in the Company's Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.


                             SOLICITATION OF PROXIES

The expenses of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by mail. The Company will reimburse persons holding shares in their own names or in the names of nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.


                                  OTHER MATTERS

The Company has filed its Annual Report on Form 10-K for the year ended December 31, 1995, as amended, with the Securities and Exchange Commission as well as quarterly reports on Form 10-Q for each of the first three fiscal quarters of 1996. These reports contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which may not be included in the Annual Report to Stockholders.

A copy of the Form 10-K and 10-Q reports, without exhibits, will be furnished to stockholders free of charge upon written request to Investor Relations, 3600 West Segerstrom Avenue, Santa Ana, California 92704. A copy of any exhibit will be furnished to any stockholder upon written request to the same address and payment to the Company of a copying charge of twenty-five cents per page.



December 2, 1996                             By Order of the Board of Directors,

                                             Roger M. Barzun, SECRETARY

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                         1996 EMPLOYEE STOCK OPTION PLAN
            ________________________________________________________


1 PURPOSE OF THE PLAN. The purpose of this plan (the "PLAN") is to secure for Wahlco Environmental Systems, Inc. (the "COMPANY") and its shareholders the benefits arising from capital stock ownership by employees, officers, directors, consultants and advisors of the Company and its parent and subsidiary corporations who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include the parent and all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "CODE"). Those provisions of the Plan that make express reference to
     Section 422 of the Code shall apply only to incentive stock options (as defined below).


2    TYPES OF OPTIONS AND ADMINISTRATION.

     2.1 TYPES OF OPTIONS. Options granted pursuant to the Plan may be either incentive stock options meeting the requirements of Section 422 of the Code ("INCENTIVE STOCK OPTIONS") or Non-Statutory Options, which are not intended to meet the requirements of Section 422 of the Code ("NON-STATUTORY OPTIONS").

     2.2  ADMINISTRATION.

          2.21. The Plan shall be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion grant options to purchase shares of the Company's Common Stock ("COMMON STOCK") and issue shares upon exercise of such options as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, and to make all other determinations which are, in the judgment of the Board of Directors, necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination under the Plan made in good faith.

          2.2.2 The Board of Directors, to the full extent permitted by, or consistent with, applicable laws or regulations and Section 3.2 of the Plan may delegate any or all of its powers under the Plan to a committee appointed by it (the "COMMITTEE"), and if the Committee is so appointed, all references to the Board of Directors in the Plan shall mean and relate to such Committee, except as expressly otherwise provided herein.

     2.3 APPLICABILITY OF RULE 16b-3. Those provisions of the Plan that make express reference to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), or any successor rule ("RULE 16b-3"), or that are required in order for certain option transactions to qualify for exemption under Rule 16b-3, shall apply only to such persons as are required to file reports under
          Section 16(a) of the Exchange Act (a "REPORTING PERSON").

3    ELIGIBILITY.

     3.1 GENERAL. Options may be granted to persons who are, at the time of grant, employees, officers, directors or consultants of the Company; provided, that the class of persons to whom Incentive Stock Options may be granted shall be limited to employees of the Company. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors shall so determine. Subject to adjustment as provided in Section 16, below, the maximum number of shares with respect to which options may be granted during the ten-year term of the Plan to any one employee under the Plan in any one year shall not exceed 300,000 shares of common stock during the ten-year term of the Plan. For the purpose of calculating such maximum number, (a) an option shall continue to be treated as outstanding notwithstanding its repricing, cancellation or expiration and (b) the repricing of an outstanding option or the issuance of a new option in substitution for a canceled option shall be deemed to constitute the grant of a new additional option separate from the original grant of the option that is repriced or canceled.

     3.2 GRANT OF OPTIONS TO DIRECTORS AND OFFICERS. From and after the registration of the Common Stock of the Company under the Exchange Act, the selection of a director or an officer (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall at a minimum be determined in such manner and with such terms as qualifies such grant for exemption under Rule 16b-3 as the same is in effect from time to time (or any successor rule thereto).


4 STOCK SUBJECT TO PLAN. Subject to adjustment as provided in Section 16 below, the maximum number of shares of Common Stock which may be issued and sold under the Plan is 500,000 shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the un-purchased shares subject to such option shall again be available for subsequent option grants under the Plan. If shares issued upon exercise of an option under the Plan are tendered to the Company in payment of the exercise price of an option granted under the Plan, such tendered shares shall again be available for subsequent option grants under the Plan; provided, that in no event shall such shares be made available for issuance to a Reporting Person or pursuant to the exercise of an Incentive Stock Option.


5 FORMS OF OPTION AGREEMENTS. As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. The terms and conditions of such option agreements need not be the same for all option recipients.


6    OPTION PRICE.

     6.1 GENERAL. Subject to Section 3.2, the exercise (purchase) price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors; PROVIDED, HOWEVER, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock (as determined pursuant to Section 7) on the grant date, or less than 110% of such fair market value in the case of Incentive Stock Options.

     6.2 PAYMENT OF THE PURCHASE PRICE. Options granted under the Plan may provide for the payment of the purchase price by delivery of cash or a check to the order of the Company in an amount equal to such purchase price or, to the extent expressly authorized by the

          Board of Directors on the date of grant or on any date subsequent thereto (a) by delivery to the Company of shares of Common Stock of the Company already owned by the optionee having a fair market value equal on the date of exercise in amount to the exercise price of the options being exercised; or (b) by any other means (including, but without limitation thereto, by delivery of a promissory note of the optionee payable on such terms as are specified by the Board of Directors) which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Regulation T promulgated by the Federal Reserve Board). The fair market value of any shares of the Company's Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Board of Directors.


7 FAIR MARKET VALUE. The fair market value of a share of Common Stock on a given date shall be determined as follows:

     7.1 If the Common Stock is listed on the Nasdaq National Market, the Nasdaq SmallCap Market or other nationally recognized exchange or trading system on the date as of which a determination of fair market value is to be made, the fair market value per share of Common Stock shall be deemed to be the last reported sale price or closing price per share on such market, exchange or system on the trading day immediately PRECEDING such date (or, if no such price is reported on such date, the price on the nearest preceding date on which such a price is reported).

     7.2 If the Common Stock is not listed on the Nasdaq National Market, the Nasdaq SmallCap Market or other nationally recognized exchange or trading system on the date as of which a determination of fair market value is to be made, the fair market value per share shall be determined by the Board of Directors based on all factors deemed relevant for such purpose.


8 OPTION PERIOD. Each option and all rights thereunder shall expire on such date as shall be set forth in the applicable option agreement, except that in the case of an Incentive Stock Option, such expiration date shall not be later than ten years after the date on which the option was granted and, in all cases, options shall be subject to earlier termination as provided in the Plan.


9 EXERCISE OF OPTIONS. Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be established at the time of the grant, subject, however, to the provisions of the Plan.


10 TRANSFERABILITY OF OPTIONS. No option shall be assignable or transferable by the person to whom it was granted, either voluntarily or by operation of law, except (a) to immediate members of such person's family; or (b) by such person's will or by the laws of descent and distribution. "Immediate family members" shall consist only of a person's father and mother; sisters and brothers; spouse; and children and grandchildren (in both cases, including by adoption). A transfer of an Incentive Stock Option as such pursuant to this provision will only be permissible if and to the extent that Section 422 of the Code, as in effect from time to time, does not cause such Incentive Stock Option to be treated as a non-statutory stock option that does not meet the requirements of Section 422 of the Code.


11 EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP. Except as provided in Section 12.4 with respect to Incentive Stock Options, and subject to the provisions of the Plan, the

     Board of Directors shall determine the period of time during which an optionee may exercise an option following (a) the termination of the optionee's employment or other relationship with the Company; or (b) the death or disability of the optionee. Such periods shall be set forth in the agreement evidencing such option.


12 INCENTIVE STOCK OPTIONS. Options granted under the Plan that are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

     12.1 EXPRESS DESIGNATION. Each Incentive Stock Option granted under the Plan shall, at the time of grant, be specifically designated as such and in the option agreement covering such Incentive Stock Option.

     12.2 TEN PERCENT SHAREHOLDERS. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

           12.2.1 The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and

           12.2.2 Such Incentive Stock Option shall expire not later than five years after the date on which the option was granted.

     12.3 DOLLAR LIMITATIONS. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) that are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

     12.4 TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No Incentive Stock Option may be exercised as such unless, at the time of such exercise, the optionee is, and has been continuously employed by the Company since the date of grant, except that:

           12.4.1 an Incentive Stock Option may be exercised within such period as may be specified in the applicable option agreement or in any applicable employment agreement to the extent that the option was exercisable at the date of cessation of employment, provided, that if such exercise occurs more than three months after such cessation of employment, it shall be treated as the exercise of a Non-Statutory Option under the Plan;

           12.4.2 if the optionee dies while in the employ of the Company, or within three months after he or she ceases to be an employee, the Incentive Stock Option will be accelerated in full and may be fully exercised by the person to whom it is transferred by will or the laws of descent and distribution within one year immediately following the date of death (or within such lesser period as may be specified in the applicable option agreement); and

           12.4.3 if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while in the employ of the Company, the Incentive Stock Option will be accelerated in full and fully exercisable within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

           12.4.4 An Incentive Stock Options shall not be affected by any change of employment within or among the Company and any parent or subsidiary corporation, so long as the optionee continues to be an employee of either the Company or such parent or subsidiary corporation.

     12.5 EMPLOYMENT. For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.


13 ADDITIONAL PROVISIONS, ACCELERATION AND EXTENSION. The Board of Directors may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan and after the grant date may take other actions with respect to options granted under the Plan.
     Such provisions and actions may include, but shall not be limited to the following:

     13.1 Restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for, or guaranty loans, or to transfer other property to optionees upon exercise of options; PROVIDED that such additional provisions or actions shall not be inconsistent with any other express term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code; and

     13.2 To accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised and to extend the period during which all, or any particular, option or options granted under the Plan may be exercised.


14.  SECURITIES LAWS.

     14.1 INVESTMENT REPRESENTATIONS. The Company may require any optionee as a condition of exercising his or her option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary, appropriate or advisable in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

     14.2 COMPLIANCE WITH SECURITIES LAWS. Each option shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

15 RIGHTS AS A SHAREHOLDER. An optionee shall have no rights as a shareholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.


16   ADJUSTMENT PROVISIONS FOR RECAPITALIZATION AND RELATED TRANSACTIONS.

     16.1 GENERAL. If through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company; any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split; or any other similar transaction
           (a) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company; or (b) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares reserved for issuance under the Plan; (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan; and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, (i) no adjustment shall be made pursuant to this
           Section 16 if such adjustment would cause the Plan as it relates to Incentive Stock Options to fail to comply with Section 422 of the Code; and (ii) no adjustment will be made in the maximum number of shares authorized for issuance hereunder in the event of the first reverse stock split occurring after the adoption of this Plan, notwithstanding that the shares issuable under then outstanding options and the exercise price thereof shall be adjusted in such event.

     16.2  BOARD AUTHORITY TO MAKE ADJUSTMENTS.  Any adjustments under this
           Section 16 will be made by the Board of Directors (but the Committee), whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.


17   MERGER, CONSOLIDATION, ASSET SALE, LIQUIDATION ETC.

     17.1 GENERAL. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, (but not the Committee) or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options:

           17.1.1 Provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code;

           17.1.2 Upon written notice to the optionees, provide that all exercisable but unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice;

           17.1.3 In the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "MERGER PRICE"), make or provide for a cash payment to the optionees equal to the difference between (a) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price); and (b) the aggregate exercise price of all such outstanding options in exchange for the termination of such options; and

           17.1.4 Provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

     17.2 SUBSTITUTE OPTIONS. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors (but not the Committee) considers appropriate in the circumstances.


18 CHANGE IN CONTROL. For purposes of this Plan, a "CHANGE IN CONTROL" shall be deemed to have occurred only if any of the following events occurs:

     18.1 any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

     18.2 the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

     18.3 the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

     18.4 individuals who, on the date on which the Plan was adopted by the Board of Directors, constituted the Board of Directors of the Company, together with any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date on which the Plan was adopted by the Board of Directors or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors.

19 NO SPECIAL EMPLOYMENT RIGHTS. Nothing contained in the Plan or in any option shall (a) confer upon any optionee any right with respect to the continuation of his or her employment by the Company; (b) interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee; or (c) restrict the right of an optionee to resign his or her employment.


20 OTHER EMPLOYEE BENEFITS. The amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise shall not constitute compensation with respect to which any other employee benefits of such employee are determined, including, but without limitation thereto, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as to plans which by their terms include such amounts as compensation, and except as otherwise specifically determined by the Board of Directors.


21   TERMINATION AND AMENDMENT OF THE PLAN AND OPTION AGREEMENTS.

     12.1 The Board of Directors (but not the Committee) may at any time terminate the Plan and may from time to time modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, the Board of Directors may not effect such modification or amendment without such approval.

     12.2 The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted. With the consent of the optionee, the Board of Directors may amend any outstanding option agreement in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify (a) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code; and (b) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan or any such option under Rule 16b-3.


22   WITHHOLDING.

     22.1 The Company shall have the right to deduct from payments of any kind otherwise due to an optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part (a) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option; or (b) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 22.1 may only satisfy his or her withholding obligation with shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

     22.2 Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).


23 CANCELLATION AND NEW GRANT OF OPTIONS ETC. The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (a) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the canceled options; or (b) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share that is higher or lower than the then-current exercise price per share of such outstanding options.


24   EFFECTIVE DATE AND DURATION OF THE PLAN.

     24.1 EFFECTIVE DATE. The Plan shall become effective upon its adoption by the Board of Directors (not the Committee), but no option granted under the Plan shall become exercisable unless and until the Plan and such options shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, options previously granted under the Plan shall not vest and shall terminate and no options shall be granted thereafter.

     24.2 Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 21.1) shall become effective upon their adoption by the Board of Directors, but no option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular person) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any options granted on or after the date of such amendment shall terminate to the extent that such amendment was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

     24.3 TERMINATION. Unless sooner terminated in accordance with the Plan, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors. Options outstanding on such date shall nevertheless continue in full force and effect in accordance with the provisions of the instruments evidencing such options.


25 PROVISION FOR FOREIGN PARTICIPANTS. The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
               __________________________________________________

        ADOPTED BY THE BOARD OF DIRECTORS THIS 15TH DAY OF NOVEMBER, 1996 APPROVED BY THE SOLE SHAREHOLDER OF THE COMPANY ON __________________

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                        Annual Meeting of Stockholders

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) revokes previous proxies given with respect to the shares of the common stock of Wahlco Environmental Systems, Inc. (the "Company") noted on the reverse side hereof and registered in the name of the undersigned (the "Shares"); (ii) acknowledges receipt of the Notice and Proxy Statement dated December 2, 1996 in connection with the Annual Meeting of Stockholders of the Company to be held on December 30, 1996 at 12:00 noon at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts or any adjournment thereof; and (iii) appoints David R. A. Steadman, Robert M. Davies and Roger M. Barzun, or any one of them, each with full power to act alone, the attorneys and proxies of the undersigned with power of substitution to each, to vote all of the Shares that the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournment thereof, with all the powers the undersigned would have had if personally present at said meeting. Without limiting the generality of the authorization hereby given, said proxies are, and each of them is instructed to vote or act as follows on the matters to be voted upon set forth in said Proxy Statement:

Election of six directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

    NOMINEES: C. Stephen Beal
              Robert M. Davies
              Maarten D. Hemsley
              Paul H. Hunn
              Mark L. Plaumann
              David R. A. Steadman

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE -- YOU NEED NOT MARK ANY BOXES.

           CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

                                                             [SEE REVERSE SIDE]

_______________________________________________________________________________
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

                                                      Please mark
                                                      votes as in     /X/
                                                      this example


ITEM 1. ELECTION OF DIRECTORS:                                                   FOR     AGAINST     ABSTAIN
Nominees:                                    ITEM 2.  Approval of the 1996      /  /      /  /        /  /
C. Stephen Beal      Paul H. Hunn            Stock Option Plan
Robert M. Davies     Mark L. Plaumann
Maarten D. Hemsley   David R. A. Steadman                                        FOR     AGAINST     ABSTAIN
                                             ITEM 3.  Approval of the issuance  /  /      /  /        /  /
For All Nominees             /  /            of a security convertible into in
                                             excess of 20% of the outstanding
Withhold From All Nominees   /  /            common stock.
                                                                                 FOR     AGAINST     ABSTAIN
_________________________________________    ITEM 4.  Approval of the           /  /      /  /        /  /
                                             issuance or reservation for
To withhold authority for one or more        issuance of in excess of 20% of
nominees, write his name on the line above.  the outstanding common stock.

                                      ____
                                          |                                      FOR     AGAINST     ABSTAIN
                                          |  ITEM 3.  In their discretion, the  /  /      /  /        /  /
                                             proxies are authorized to
                                             vote upon such other business
                                             as may properly come before the
                                             meeting or any adjournment thereof.


Signature(s)__________________________________________________________________     Date:_____________1996


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing in a representative capacity, please give full title. Corporations should sign in the corporate name by an authorized officer; partnerships in the partnership name by an authorized person.

_______________________________________________________________________________
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